Exhibit 11.1

Audit Committee Charter

The Company has an audit committee consisting of Messrs. Cai, Dawe and Buski.  The Chairman of the Audit Committee is Mr. Buski.  The following is the Company’s Charter of the Audit Committee.

ITEM 1:

AUDIT COMMITTEE CHARTER

MANDATE

The primary function of the audit committee (the “Committee”) of East Energy Corp. (the “Company”) is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company’s systems of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes.  The Committee’s primary duties and responsibilities are to:

▪

Serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements.

▪

Review and appraise the performance of the Company’s external auditors (the “Auditor”).

▪

Provide an open avenue of communication among the Company’s auditors, management and the Board of Directors.

COMPOSITION, PROCEDURES AND ORGANIZATION

The Committee shall consist of at least three members.  Each member must be a director of the Company.  A majority of the members of the Committee shall not be officers or employees of the Company or of an affiliate of the Company.  At least one (1) member of the Committee shall be financially literate.  All members of the Committee who are not financially literate will work towards becoming financially literate to obtain working familiarity with basic finance and accounting practices.  For the purposes of this Charter, the term “financially literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

The members of the Committee shall be appointed by the Board of Directors at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.  The Chair shall be financially literate.

The Board of Directors may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

MEETINGS OF THE COMMITTEE

Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.  Unless all members are present and waive notice, or those absent waive notice before or after a meeting, the Chairman will give the Committee members 24 hours’ advance notice of each meeting and the matters to be discussed at such meeting.  Notice may be given personally, by telephone, by facsimile or e-mail.

The Auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company’s annual financial statements and, if the Committee determines it to be necessary or appropriate, at any other meeting.  On request by the Auditor, the Chair shall call a meeting of the

Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee, the Board of Directors or the shareholders of the Company.

At each meeting of the Committee, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.  A member may participate in a meeting of the Committee in person or by telephone if all members participating in the meeting, whether in person or by telephone or other communications medium other than telephone are able to communicate with each other and if all members who wish to participate in the meeting agree to such participation.

The Committee may periodically meet separately with each of management and the Auditor to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately. In addition, the Committee should meet with the Auditor and management annually to review the Company’s financial statements.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

1.

Review the Company’s financial statements, including any certification, report, opinion, or review rendered by the Auditor, MD&A and any annual and interim earnings press releases before the Company publicly discloses such information.

2.

Review and satisfy itself that adequate procedures are in place and review the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assess the adequacy of those procedures.

3.

Be directly responsible for overseeing the work by the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit review services for the Company.

4.

Require the Auditor to report directly to the Committee.

5.

Review annually the performance of the Auditor who shall be ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders of the Company.

6.

Review and discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor.

7.

Take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the Auditor.

8.

Recommend to the Board of Directors the external auditor to be nominated at the annual general meeting for appointment ad the Auditor for the ensuing year and the compensation for the Auditors, or, if applicable, the replacement of the Auditor.

9.

Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Auditor and former independent external auditors of the Company.

10.

Review with management and the Auditor the audit plan for the annual financial statements.

11.

Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services provided by the Auditor.  The pre-approval requirement is waived with respect to the provision of non-audit services if:

a.

the aggregate amount of all such non-audit services that were not pre-approved is reasonably expected to constitute not more than 5% of the total amount of fees paid by the Company and its subsidiary entities to the Auditor during the fiscal year in which the non-audit services are provided;

b.

such services were not recognized by the Company at the time of the engagement to be non-audit services; and

c.

such services are promptly brought to the attention of the Committee and approved, prior to the completion of the audit, by the Committee or by one or more members of the

Committee to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more independent members of the Committee the authority to pre-approve non-audit services in satisfaction of the pre-approval requirement set forth in this section provided the pre-approval of non-audit services by any member to whom authority has been delegated must be presented to the Committee at its first scheduled meeting following such pre-approval.

12.

In consultation with the Auditor, review with management the integrity of the Company’s financial reporting process, both internal and external.

13.

Consider the Auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

14.

Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the Auditor and management.

15.

Review significant judgments made by management in the preparation of the financial statements and the view of the Auditor as to the appropriateness of such judgments.

16.

Following completion of the annual audit, review separately with management and the Auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

17.

Review any significant disagreement among management and the Auditor in connection with the preparation of the financial statements.

18.

Review with the Auditor and management the extent to which changes and improvements in financial or accounting practices have been implemented.

19.

Discuss with the Auditor the Auditor’s perception of the Company’s financial and accounting personnel, any material recommendations which the Auditor may have, the level of co-operation which the Auditor received during the course of their review and the adequacy of their access to records, data or other requested information.

20.

Maintain, review and update the procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, as set forth in Annex A attached to this Charter.

21.

Perform such other duties as may be assigned to it by the Board of Directors from time to time or as may be required by applicable regulatory authorities or legislation.

22.

Report regularly and on a timely basis to the Board of Directors on the matters coming before the Committee.

23.

Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

AUTHORITY

The Committee is authorized to:

▪

to seek any information it requires from any employee of the Company in order to perform its duties;

▪

to engage, at the Company’s expense, independent legal counsel or other professional advisors in any matter within the scope of the role and duties of the Committee under this Charter;

▪

to set and pay compensation for any advisors engaged by the Committee; and

▪

to communicate directly with the internal and external auditors of the Company.

This Charter supersedes and replaces all prior charters and other terms of reference pertaining to the Committee.

ITEM 2:

COMPOSITION OF THE AUDIT COMMITTEE

As at June 30, 2007, the members of the audit committee (the “Committee”) were Ken Z. Cai, Richard Buski and Wade K. Dawe.  All of these directors are considered “financially literate”, as those terms are defined in

Multilateral Instrument 52-110 (the “Instrument”) of the Canadian Securities Administrators.  All three of the Committee members are considered “independent”.

ITEM 3:

RELEVANT EDUCATION AND EXPERIENCE

Not applicable.

ITEM 4:

AUDIT COMMITTEE OVERSIGHT

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Company’s Board of Directors.

ITEM 5:

RELIANCE ON CERTAIN EXEMPTIONS

Since the effective date of the Instrument, the Company has not relied on the exemptions contained in sections 2.4 or 8 of the Instrument.  Section 2.4 provides an exemption from the requirement that an audit committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided.  Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of the Instrument, in whole or in part.

ITEM 6:

PRE-APPROVAL OF POLICIES AND PROCEDURES

Formal policies and procedures for the engagement of non-audit services have not been formulated or adopted by the Committee.  Subject to the requirements of the Instrument, the engagement of non-audit services is considered by the Company’s Board of Directors, and where applicable by the Committee, on a case by case basis.

ITEM 7:

EXTERNAL AUDITOR SERVICE FEES (BY CATEGORY)

The aggregate fees charged to the Company by the external auditor in each of the last two fiscal years is as follows:

	2006	2007
Audit fees for the years ended	$13,000	$30,250
Audit related fees	Nil	Nil
Tax fees	$750	Nil
All other fees (non-tax)	Nil	Nil

TOTAL FEES	$13,750	$30,250

ITEM 8:

EXEMPTION

In respect of the most recently completed financial year, the Company is relying on the exemption set out in section 6.1 of the Instrument with respect to compliance with the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of the Instrument.

Independence

The members of the Audit Committee must be "independent" of the Company as defined in Canadian National Instrument 58-101 - Disclosure of Corporate Governance Practices.

ANNEX A

PROCEDURES FOR THE SUBMISSION OF
COMPLAINTS AND CONCERNS REGARDING
ACCOUNTING, INTERNAL ACCOUNTING CONTROLS OR
AUDITING MATTERS

1.

East Energy Gold Inc. (the “Company”) has designated its Audit Committee of its Board of Directors (the “Committee”) to be responsible for administering these procedures for the receipt, retention, and treatment of complaints received by the Company or the Committee directly regarding accounting, internal accounting controls, or auditing matters.

2.

Any employee of the Company may on a confidential and anonymous basis submit concerns regarding questionable accounting controls or auditing matters to the Committee by setting forth such concerns in a letter addressed directly to the Committee with a legend on the envelope such as “Confidential” or “To be opened by Committee only”. If an employee would like to discuss the matter directly with a member of the Committee, the employee should include a return telephone number in his or her submission to the Committee at which he or she can be contacted. All submissions by letter to the Committee can be sent to:

East Energy Gold Inc.
c/o Audit Committee
Attn:  Chairperson
2772 – 1055 West Georgia Street,
Vancouver, B.C.  V6E 3R5

3.

Any complaints received by the Company that are submitted as set forth herein will be forwarded directly to the Committee and will be treated as confidential if so indicated.

4.

At each meeting of the Committee, or any special meetings called by the Chairperson of the Committee, the members of the Committee will review and consider any complaints or concerns submitted by employees as set forth herein and take any action it deems necessary in order to respond thereto.

5.

All complaints and concerns submitted as set forth herein will be retained by the Committee for a period of seven (7) years.